Exhibit 10.3

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of July 14, 2021, is made by and among Reinvent Sponsor Y LLC, a Cayman Islands limited liability company (the “Sponsor”), Reinvent Technology Partners Y, a Cayman Islands exempted company (the “Company”), and Aurora Innovation, Inc., a Delaware corporation (“Aurora”). The Sponsor, the Company and Aurora are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, as of the date hereof, (i) the Sponsor holds 24,317,500 Acquiror Class B Ordinary Shares and 8,900,000 Acquiror Private Placement Warrants, and (ii) such shares and warrants are the only equity of the Company held by the Sponsor;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, RTPY Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Aurora, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into Aurora, with Aurora continuing on as the surviving entity and a wholly owned subsidiary of the Company (the “Surviving Corporation”), on the terms and conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, the Company will migrate to and domesticate as a Delaware corporation prior to the Closing; and

WHEREAS, in connection with the Domestication, all of the Acquiror Class B Ordinary Shares then held by the Sponsor (after giving effect to the Forfeiture (as defined below) (if any)) will be converted into shares of Domesticated Acquiror Class A Common Stock (such conversion, the “Sponsor Share Conversion” and such shares as of the Sponsor Share Conversion, the “Sponsor Shares”) and all of the Acquiror Private Placement Warrants then held by the Sponsor will be converted into Domesticated Acquiror Warrants (such conversion, the “Sponsor Warrant Conversion” and such warrants as of the Sponsor Warrant Conversion, the “Sponsor Warrants”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Board” means the Board of Directors of the Company.

“Bylaws” means the by-laws of the Company, as amended or modified from time to time.

“Change of Control” means any transaction or series of transactions (i) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (ii) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (A) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (B) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (iii) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person.

“Charter” means the Certificate of Incorporation of the Company, as amended or modified from time to time.

“Exercise Period” has the meaning set forth in the Warrant Agreement.

“Lock-up Agreement” means that certain Lockup Agreement to be entered into between the Company and certain Stockholder Parties thereto prior to, on or about the Closing Date.

“Lock-up Parties” or each a “Lock-up Party” means certain Stockholder Parties to the Lock-up Agreement (as defined therein).

“Lock-up Period” means:

(i)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date (the “First Lock-up Period”);

(ii)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date (the “Second Lock-up Period”);

(iii)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Third Lock-up Period”); and

(iv)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the four-year anniversary of the Closing Date (the “Fourth Lock-up Period”).

Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Sponsor Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Sponsor Shares shall be subject to Lock-up from and after the date that is four years after the Closing Date.

“Necessary Actions” means, with respect to the election or appointment of a Person as a director of the Company or the Surviving Corporation, all actions by the Company or the Surviving Corporation necessary, appropriate or desirable to cause such Person to be elected or appointed as a director of the Company or the Surviving Corporation (to the fullest extent permitted by Law), including, without limitation, (i) nominating such Person for election as a director of the Company at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, (ii) including such Person in the slate of nominees recommended by the Board for election as directors at any such meeting, (iii) recommending that the Company’s stockholders vote in favor of the election of such Person as a director of the Company, (iv) soliciting proxies for such Person to the same extent as the Company does for any other nominees recommended by the Board, and causing the applicable proxies to vote in accordance with the foregoing, and (v) executing, or causing to be executed, any agreements and instruments, and making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar documents that are required to achieve the foregoing.

“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor or any other Permitted Transferee transfers its Sponsor Shares pursuant to Section 5(b).

“Public Warrants” has the meaning set forth in the Warrant Agreement.

“Redemption Date” has the meaning set forth in the Warrant Agreement.

“Reference Value” has the meaning set forth in the Warrant Agreement.

“Sponsor Designee” means a Person designated by the Sponsor to serve as a member of the Board and consented to by Aurora (such consent not to be unreasonably withheld or delayed).

“Sponsor Shares” has the meaning set forth in the Recitals hereto. For the avoidance of doubt, Sponsor Shares shall not include (i) any shares purchased as part of the Backstop Financing (if any), (ii) any shares purchased pursuant to any Subscription Agreement entered into by any Reinvent PIPE Investor or (iii) any shares obtained from the exercise of the Sponsor Warrants.

“Trading Day” means any day on which shares of Domesticated Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Acquiror Class A Common Stock are then traded.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board.

“Warrant Agreement” means the Warrant Agreement, dated as of March 15, 2021, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as amended or modified from time to time.

2.    Forfeiture.

(a)    In the event that (i) more than 22.5% of the outstanding Acquiror Class A Ordinary Shares are elected to be redeemed by the holders thereof in accordance with the procedures and by the deadline set forth in the Proxy Statement/Registration Statement (such number of shares to be redeemed, the “Redemption Shares”), (ii) the Company is obligated to redeem the Redemption Shares pursuant to its Governing Documents (the aggregate dollar amount to be distributed from the Company’s Trust Account in respect of the Redemption Shares pursuant to the Company’s Governing Documents, the “Redemption Amount” (and the difference between the Redemption Amount and an amount equal to the product of (x) 22.5% of the outstanding Acquiror Class A Ordinary Shares multiplied by (y) the redemption price per share, shall be referred to herein as the

“Backstop Amount”), and (iii) the Sponsor, any Affiliate of the Sponsor or any other Person arranged by the Sponsor has not provided backstop or alternative financing in an amount equal to or exceeding the Backstop Amount, such financing to be implemented in a manner reasonably acceptable to the Company and in accordance with the Merger Agreement, including, without limitation, Section 7.5 (which may include such Persons acquiring newly issued Acquiror Ordinary Shares at a per share price equal to the redemption price per share) (such financing, “Backstop Financing”) (and the difference between the Redemption Amount and the amount of Backstop Financing, shall be referred to herein as the “Shortfall Amount”), then immediately prior to the Sponsor Share Conversion (but subject to the Closing), the number of Sponsor Shares equal to the product of (x) 24,317,500 multiplied by (y) the Forfeited Share Percentage shall be forfeited and cancelled for no consideration and with no further action from the Sponsor or the Acquiror (the “Forfeiture”). The “Forfeited Share Percentage” means a fraction, the numerator of which is the Shortfall Amount, and the denominator of which is the sum of (i) the aggregate dollar amount of the subscriptions pursuant to Subscription Agreements entered into on or prior to the date of the Merger Agreement by the PIPE Investors listed on Schedule A hereto plus (ii) $977,500,000.

(b)    In the event that (i) more than 22.5% of the outstanding Acquiror Class A Ordinary Shares are elected to be redeemed by the holders thereof in accordance with the procedures and by the deadline set forth in the Proxy Statement/Registration Statement, (ii) the Company is obligated to redeem the Redemption Shares pursuant to its Governing Documents, and (iii) the Sponsor, any Affiliate of the Sponsor or any other Person arranged by the Sponsor has provided Backstop Financing in an amount equal to or exceeding the Backstop Amount, such Backstop Financing to be implemented in a manner reasonably acceptable to the Company (which may include such Persons acquiring newly issued Acquiror Ordinary Shares at a per share price equal to the redemption price per share), the Sponsor shall not be required to forfeit any Acquiror Class B Ordinary Shares.

(c)    In the event that 22.5% or less than 22.5% of the outstanding Acquiror Class A Ordinary Shares are elected to be redeemed by the holders thereof in accordance with the procedures and by the deadline set forth in the Proxy Statement/Registration Statement, the Sponsor shall not be required to forfeit any Acquiror Class B Ordinary Shares.

3.    Vesting. Subject to the Closing, upon the Sponsor Share Conversion, 75% of the Sponsor Shares (the “Subject Shares”) shall be subject to the vesting provisions set forth in this Section 3 (such vesting pursuant to Section 3(a), Section 3(b), Section 3(c) or Section 3(d), a “Vesting Event”). The remaining 25% of the Sponsor Shares shall not be subject to vesting, but shall be subject to the First Lock-up Period. Any shares of Domesticated Acquiror Common Stock beneficially owned by any Person other than the Subject Shares shall not be subject to vesting. The Sponsor agrees that it shall not Transfer any unvested Subject Shares prior to the date such Subject Shares become vested pursuant to this Section 3. In the event that a Vesting Event has not occurred on or prior to the expiration of the Measurement Period, the Subject Shares that have not been vested upon a Vesting Event shall be automatically forfeited and cancelled with no further action from the Sponsor or Acquiror.

(a)    If, at any time during the ten (10) years following the Closing (the “Measurement Period”), the VWAP of Domesticated Acquiror Class A Common Stock is greater than $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 1/3 of the unvested Subject Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the First Earnout Achievement Date. Such Subject Shares shall remain subject to the Second Lock-up Period regardless of vesting.

(b)    If, at any time during the Measurement Period, the VWAP of Domesticated Acquiror Class A Common Stock is greater than $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 1/3 of the unvested Subject Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Second Earnout Achievement Date. Such Subject Shares shall remain subject to the Third Lock-up Period regardless of vesting.

(c)    If, at any time during the Measurement Period, the VWAP of Domesticated Acquiror Class A Common Stock is greater than $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), then 1/3 of the unvested Subject Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Third Earnout Achievement Date. Such Subject Shares shall remain subject to the Fourth Lock-up Period regardless of vesting.

(d)    Notwithstanding the foregoing, in the event that a Change of Control is consummated after the Closing, all of the unvested Subject Shares as of the Sponsor Share Conversion shall vest immediately prior to such Change of Control, and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Shares as the other holders of Domesticated Acquiror Class A Common Stock participating in such Change of Control.

(e)    The Domesticated Acquiror Class A Common Stock price targets set forth in Section 2(a), Section 2(b) and Section 2(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Domesticated Acquiror Class A Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement).

4.    Tax Treatment. The Parties intend that the Sponsor Share Conversion and Sponsor Warrant Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

5.    Lock-Up.

(a)    Subject to the exclusions in Section 5(b), each holder of Sponsor Shares agrees not to Transfer any Sponsor Shares until the end of the Lock-up Period (the “Lock-up”).

(b)    Notwithstanding the provisions set forth in Section 5(a), the Sponsor or any Permitted Transferee thereof may Transfer any Sponsor Shares (other than unvested Subject Shares) it holds during the Lock-up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Person or any other Person with whom such Person has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of such Person; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Person is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with such Person, or (B) to partners, limited liability company members or stockholders of such Person, including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Person is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to the Company’s officers, directors or their affiliates; (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (viii) of this Section 5(b); or (ix) as a pledge of shares of Domesticated Acquiror Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Person; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers.

(c)    Each holder of Sponsor Shares shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of its Sponsor Shares in contravention of this Section 5 are effected prior to the expiration of the applicable Lock-up Period.

(d)    Each holder of Sponsor Shares also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Sponsor Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

(e)    Each holder of Sponsor Shares shall retain all of its rights as a stockholder of the Company with respect to any Sponsor Shares (other than unvested Subject Shares) during the Lock-up Period, including the right to vote any Sponsor Shares (other than unvested Subject Shares).

(f)    Notwithstanding anything to the contrary in this Agreement, if either (i) any waiver, release, termination, shortening or other amendment or modification to Article II of the Lock-up Agreement occurs which improves the terms of the lock-up set forth therein for any Lock-up Party, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in Article II of the Lock-up Agreement as to any Lock-up Party (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of the Sponsor Shares hereunder and the provisions of this Section 5 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the Parties. For the avoidance of doubt, the provisions of this Section 5 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Sponsor Shares; provided, however, that in any such circumstances the holders of Sponsor Shares shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Release, the Company will provide reasonable advance written notice (in no case less than five (5) Business Days) to each holder of Sponsor Shares, indicating that the Company plans to take a specified action with respect to any such Release and setting forth the terms of any such Release.

(g)    For so long as this Agreement remains in effect, the Company shall not waive, release, terminate, shorten, or otherwise amend or modify the restrictions on transfer set forth in Section 6.8 of the Bylaws, other than pursuant to the terms thereof, without first obtaining the prior written consent of the Sponsor.

(h)    The obligations of holders of Sponsor Shares under this Section 5 are conditioned on the Company entering into the Lock-up Agreement.

(i)    Subject to Section 5(h), effective as of the Closing, the Lock-up provisions in this Section 5 shall supersede the lock-up provisions applicable to the Sponsor Shares in Section 7 of that certain letter agreement, dated as of March 15, 2020 (the “Insider Letter”), entered into by the Company, the Sponsor, and certain other parties thereto. Subject to Section 5(h), the Company and the Sponsor agree that effective as of the Closing, the lock-up provisions in Section 7 of the Insider Letter shall be of no further or effect with respect to the Sponsor Shares.

6.    Exercise of Sponsor Warrants. If, at any time during the Exercise Period, the Reference Value exceeds $18.00 per share (subject to adjustment in compliance with Section 4 of the Warrant Agreement), and the Company elects to redeem the Public Warrants pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and notifies holder(s) of Sponsor Warrants of such election and the Redemption Date on or prior to the date that the Company mails a notice of redemption to holders of the Public Warrants, each holder of Sponsor Warrants agrees to exercise all of its Sponsor Warrants for cash or on a “cashless basis” (at such holder’s option) on or prior to the Redemption Date; provided that there is an effective registration statement covering the issuance of shares of Common Stock issuable upon exercise of the Sponsor Warrants, and a current prospectus relating thereto, available at the time of such exercise.

7.    Board Representation.

(a)    From the date of this Agreement, the Company and, after the Effective Time, the Surviving Corporation, shall take all Necessary Actions such that:

(i)    Immediately following the Effective Time, the Sponsor Designee shall serve as a Class III director of the Company and a director of the Surviving Corporation for a term expiring at the third annual meeting of stockholders of the Company following the Effective Time (the “First Term”); provided that if the Charter shall have been amended to remove the classification of the Board, the Company shall take all Necessary Actions such that the Sponsor Designee shall serve as a director of the Company until the end of the First Term.

(ii)    So long as the Sponsor and its Permitted Transferees collectively hold at least 50% of the Sponsor Shares, the Sponsor Designee shall be re-nominated for election as a Class III director of the Company at the third annual meeting of stockholders of the Company following the Effective Time and shall serve as a Class III director of the Company and a director of the Surviving Corporation for a term expiring at the sixth annual meeting of stockholders of the Company following the Effective Time (the “Second Term”); provided, that if the Sponsor Designee is not elected to serve as a Class III director of the Company, the Company shall take all Necessary Actions to appoint the Sponsor Designee as a Class III director of the Company, including increasing the size of the Board and appointing the Sponsor Designee to fill the vacancy created by such increase; provided, further, that if the Charter shall have been amended to remove the classification of the Board, the Company shall take all Necessary Actions such that the Sponsor Designee shall serve as a director of the Company until the end of the Second Term.

(b)    The Company agrees not to take, directly or indirectly, any actions that would frustrate, obstruct or otherwise affect the provisions of this Section 7.

(c)    The Company agrees that any director serving on the Board pursuant to this Section 7 shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of such director and provide such director with directors’ and officers’ liability insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, the Bylaws or other organizational documents of the Company, any indemnification agreement with such director, applicable Law or otherwise; provided, that upon removal or resignation of such director for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

8.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of the termination of the Merger Agreement in accordance with its terms and the liquidation of the Company. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

9.    Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)    If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares or Sponsor Warrants after the Effective Time, to:

c/o Reinvent Sponsor Y LLC

215 Park Avenue, Floor 11

New York, NY 10003

Email:             contact@reinventcap.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

                         Christopher M. Barlow

Email:              howard.ellin@skadden.com

                         christopher.barlow@skadden.com

(b)    If to the Company prior to the Closing, or to the Company after the Effective Time, to:

Reinvent Technology Partners Y

215 Park Avenue, Floor 11

New York, NY 10003

Attention:        Secretary

Email:              contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:        Howard L. Ellin

                         Christopher M. Barlow

Email:              howard.ellin@skadden.com

                         christopher.barlow@skadden.com

(c)    If to Aurora prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Aurora Innovation, Inc.

280 North Bernardo Avenue

Mountain View, CA 94043

Attention:         Legal

Email:               legal#@aurora.tech

with copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention:        Damien Weiss

                         Ethan Lutske

Email:              dweiss@wsgr.com

                         elutske@wsgr.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

10.    Assignment.

(a)    Neither this Agreement nor any of the rights, duties, interests or obligations of the Company or the Surviving Corporation hereunder shall be assigned or delegated by the Company or the Surviving Corporation in whole or in part.

(b)    This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares or Sponsor Warrants, including with respect to any of such Person’s Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

11.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.    Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

15.    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

16.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17.    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action,

(ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 17.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

18.    Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

19.    Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

REINVENT SPONSOR Y LLC

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: Manager

REINVENT TECHNOLOGY PARTNERS Y

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: Chief Executive Officer

[Signature Page to Sponsor Agreement]

SCHEDULE A

1.	Reinvent Technology SPV II LLC
2.	Alyeska and/or its affiliates who hold Acquiror Ordinary Shares
3.

Such PIPE investors that both (a) subscribe for shares of Domesticated Acquiror Class A Common Stock after the date of this Agreement and fund such amounts on or prior to the Closing and (b) the Company and Aurora mutually agree in writing should be added to this Schedule A.